Exhibit 10.125

AMERICAN AIRLINES GROUP INC.

2013 INCENTIVE AWARD PLAN

RESTRICTED STOCK UNIT (CASH-SETTLED) AWARD GRANT NOTICE

American Airlines Group Inc. (the “Company”), pursuant to its 2013 Incentive Award Plan (the “Plan”), grants to Participant, as identified below, a Restricted Stock Unit Award covering the number of Restricted Stock Units (the “Restricted Stock Units”) below (the “Award”). The Award consists of a Restricted Stock Unit (Cash-Settled) Award Agreement (the “Award Agreement”) and this Grant Notice. The Award is subject to all of the terms and conditions in this Grant Notice, the Award Agreement and the Plan.

Participant:

Date of Grant:                     , 20

Number of Restricted Stock Units:

VESTING SCHEDULE: Subject to acceleration as described in Section 2 of the Award Agreement, and if Participant has not experienced a separation from service as an Employee prior to the applicable vesting date, then the Restricted Stock Units shall vest and become payable to Participant solely in cash as follows: [alternate vesting schedules permissible]

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ADDITIONAL TERMS/ACKNOWLEDGEMENTS: By accepting the Award, Participant acknowledges receipt of, and understands and agrees to, this Grant Notice, the Award Agreement, and the Plan. Participant further acknowledges that this Grant Notice, the Award Agreement, and the Plan contain the entire understanding between Participant and the Company about the Award of the Restricted Stock Units and the cash payment pursuant to the Award and supersede all prior oral and written agreements on that subject except (i) awards previously granted to Participant under the Plan, and (ii) the following agreements only:

OTHER AGREEMENTS: [None or list agreements]

AMERICAN AIRLINES GROUP INC.

2013 INCENTIVE AWARD PLAN

RESTRICTED STOCK UNIT (CASH-SETTLED) AWARD AGREEMENT

Pursuant to the Restricted Stock Unit Award (Cash-Settled) Grant Notice (“Grant Notice”) and this Restricted Stock Unit (Cash-Settled) Award Agreement (“Award Agreement”), American Airlines Group Inc. (the “Company”) has awarded Participant a Restricted Stock Unit Award under its 2013 Incentive Award Plan (the “Plan”) for the number of Restricted Stock Units (“Restricted Stock Units”) indicated in the Grant Notice (collectively, the “Award”). Terms not defined in this Award Agreement but defined in the Plan have the same definitions as in the Plan.

The details of Participant’s Award are as follows:

1. NUMBER OF RESTRICTED STOCK UNITS AND CASH PAYMENT. The number of Restricted Stock Units subject to Participant’s Award is stated in the Grant Notice. Each Restricted Stock Unit represents the right to receive an amount in cash equal to the Fair Market Value of one (1) share of Common Stock on the applicable vesting date. The number of Restricted Stock Units subject to Participant’s Award may be adjusted for capitalization adjustments as described in Section 14.2 of the Plan.

2. VESTING. The Restricted Stock Units shall vest, if at all, as provided in the vesting schedule in the Grant Notice; provided, however, that:

(a) except as provided in Section 2(b) and (c) below, vesting shall cease upon Participant’s separation from service as an Employee with the Company and all Affiliates;

(b) vesting of all Restricted Stock Units shall be fully accelerated (i) if Participant’s employment with the Company or an Affiliate terminates because of Participant’s death or Disability, or (ii) in the event of a Change in Control that occurs after the Date of Grant while Participant is employed by the Company or an Affiliate; and

(c) vesting of all Restricted Stock Units may be fully accelerated by the Committee, in its discretion, upon your Retirement from the Company or an Affiliate.

For purposes of this Award Agreement and the Award, Disability shall mean “Disability” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the treasury regulations promulgated thereunder. The Administrator shall determine whether a Disability exists and the determination shall be conclusive. Further, for purposes of this Award Agreement and the Award, Retirement shall mean your separation from service as an Employee on or after age 65.

3. DIVIDENDS. Participant will be entitled to receive payments equal to any cash dividends and other distributions paid with respect to a corresponding number of Restricted Stock Units subject to Participant’s Award; provided that if any dividends or distributions are paid in shares, those shares will be converted into additional Restricted Stock Units covered by the Award; and further provided that the additional Restricted Stock Units will be subject to the same forfeiture restrictions, restrictions on transferability, and time and manner of delivery as apply to the other Restricted Stock Units upon which the dividends or distributions were paid and Common Stock subject to Participant’s Award. If any cash dividend is paid on a share of Common Stock prior to the full vesting of the Restricted Stock Units subject to this Award, Participant will become entitled to receive such cash dividend with respect to each unvested Restricted Stock Unit on the date on which such Restricted Stock Unit vests, and any such cash dividend will be paid to Participant on the date on which the cash payment with respect to such Restricted Stock Unit is paid.

4. PAYMENT. The Award was granted in consideration of Participant’s services to the Company. Subject to Section 10 below, Participant will not be required to make any payment to the Company (other than Participant’s past and future services to the Company) with respect to Participant’s receipt of the Award, vesting of the Restricted Stock Units, or the payment in cash in respect of the Restricted Stock Units, other than any required Applicable Withholding Taxes. For purposes of this Award Agreement and the Award, “Applicable Withholding Taxes” shall mean the aggregate amount of federal, state, and local income and employment taxes that the Company is required to withhold in connection with the Award.

5. DELIVERY OF CASH PAYMENT.

(a) Subject to Sections 5(b) and 10 below, as soon as administratively practicable following the vesting of any Restricted Stock Units pursuant to Section 2 above, but in no event later than thirty (30) days after such vesting date, the Company shall make to Participant a cash payment in respect of such portion of vested Restricted Stock Units in an amount determined pursuant to Section 1 above.

(b) Notwithstanding anything herein to the contrary, no such cash payment shall be made to Participant during the six-month period following Participant’s “separation from service” (within the meaning of Section 409A of the Code) if Participant is a “specified employee” (within the meaning of Section 409A of the Code) on the date of such separation from service (as determined by the Company in accordance with Section 409A of the Code) and the Company determines that paying such amounts at the time set forth in this Section 6 would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first day following the end of such six-month period, the Company shall pay Participant the cumulative amounts that would have otherwise been payable to Participant during such six-month period.

6. SECURITIES LAW COMPLIANCE. The Award is subject to the provisions of Section 12.4 of the Plan on continuing securities law compliance.

7. TRANSFER RESTRICTIONS. Participant may not transfer, pledge, sell, or otherwise dispose of any of his or her interest in the Restricted Stock Units. This restriction on transfer will lapse upon payment to Participant in cash in respect of Participant’s vested Restricted Stock Units. Participant’s Award is not transferable, except by will or by the laws of descent and distribution.

8. AWARD NOT A SERVICE CONTRACT. Participant’s Award is not an employment or service contract, and nothing in Participant’s Award shall be deemed to create in any way whatsoever any obligation on Participant’s part to continue in the service of the Company or any Affiliate, or on the part of the Company or any Affiliate to continue Participant’s service. In addition, nothing in Participant’s Award shall obligate the Company or any Affiliate, their respective stockholders, boards of directors, or employees to continue any relationship that Participant might have as an Employee or other Eligible Individual of the Company or any Affiliate.

9. UNSECURED OBLIGATION. Participant’s Award is unfunded, and even as a holder of vested Restricted Stock Units, Participant shall be considered an unsecured creditor of the Company with respect to the Company’s obligation, if any, to the payment in cash pursuant to this Award Agreement. Participant shall not have voting or any other rights as a stockholder of the Company, and have no rights to have the Restricted Stock Units paid in shares of Common Stock. Nothing contained in this Award Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between Participant and the Company or any other person.

10. WITHHOLDING OBLIGATIONS. At the time Participant receives a cash payment pursuant to the Award, or at any time thereafter as requested by the Company, Participant hereby authorize the Company and its Affiliates to withhold from the amount payable under Section 5 above an amount of cash sufficient to satisfy the Applicable Withholding Taxes which arise in connection with such payment.

11. NOTICES. Any notices provided for in Participant’s Award or the Plan shall be given in the manner designated by the Company and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to Participant via United States mail, postage prepaid, addressed to Participant at the last address Participant provided to the Company, five days after such notice is deposited.

12. MISCELLANEOUS.

(a) The Company’s rights and obligations with respect to Participant’s Award shall be transferable by the Company to any one or more persons or entities, and all of Participant’s covenants and agreements shall inure to the benefit of, and be enforceable by, the Company’s successors and assigns.

(b) Participant agrees to execute, upon request, any further documents or instruments necessary or desirable in the Company’s sole determination to carry out the purposes or intent of Participant’s Award.

(c) Participant acknowledges and agrees that Participant has reviewed this Award Agreement in its entirety, has had an opportunity to obtain the advice of counsel before executing and accepting this Award Agreement, and fully understands all provisions of this Award Agreement.

(d) This Award Agreement will be subject to all applicable laws, rules, and regulations, and to any required governmental agency or national securities exchange approvals.

(e) The Company’s obligations under the Plan and this Award Agreement will be binding on any successor to the Company, whether the existence of the successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise of all or substantially all of the Company’s business and/or assets.

13. DATA PRIVACY WAIVER. By accepting the Award, Participant hereby agrees and consents to:

(a) the collection, use, processing, and transfer by the Company of certain personal information about Participant (the “Data”);

(b) any members of the Company transferring Data amongst themselves for the purposes of implementing, administering, and managing the Plan;

(c) the use of such Data by any such person for such purposes; and

(d) the transfer to, and retention of, such Data by third parties in connection with such purposes.

For the purposes of this section, “Data” means Participant’s name, home address and telephone number, date of birth, other employee information, any tax or other identification number, and details of all rights with respect to this Award.

14. HEADINGS. This Award Agreement’s section headings are for convenience only and shall not constitute a part of this Award Agreement or affect this Award Agreement’s meaning.

15. SEVERABILITY. If all or any part of this Award Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, then that shall not invalidate any portion of this Award Agreement or the Plan not declared to be unlawful or invalid. Any section of this Award Agreement (or part of a section) declared to be unlawful or invalid shall, if possible, be construed in a manner that will give effect to the terms of the section (or part of a section) to the fullest extent possible while remaining lawful and valid.

16. GOVERNING PLAN DOCUMENT. Participant’s Award is subject to all the provisions of the Plan, the provisions of which are made a part of Participant’s Award, and is further subject to all interpretations, amendments, rules, and regulations which may be promulgated and adopted under the Plan. If there is a conflict between the provisions of Participant’s Award and those of the Plan, then the provisions of the Plan shall control.